Exhibit 99.1

September 18, 2013

Dear Team,

As you know, I have been actively participating in the CEO interview process for the combined company and was one of the finalists. As the process has unfolded and integration planning has gained momentum, the CEO Selection Committee has recently begun to contemplate whether the combined company, in the context of a true merger of equals, would be better served by a new leader, with no ties to either company, who would bring a fresh perspective.

My primary goal remains to ensure the success of the merger. Therefore, I have come to the conclusion that it is in the best interests of all constituents to take myself out of the CEO search process. The Board understands and supports this course of action, and I hope to have your support and understanding as well.

I will continue to remain fully engaged as President and CEO of OfficeMax. We are optimistic that the merger will close by the end of the 2013 calendar year, and continue to work cooperatively with the FTC as it conducts its review of the proposed combination. I will also stay actively engaged in the Integration Steering Committee as an executive sponsor and steward, and will continue to champion the efforts of the integration teams to position the combined company for a successful merger.

After participating in the recent Integration Summit, I am more convinced than ever of the tremendous opportunity we have to launch the combined company. We all are part of an historic moment in the office solutions industry. I am very proud of the efforts I see throughout the organization, in both the integration planning and our day-to-day business. My sincere thanks to all of you for your continued resilience and customer focus.

It is my privilege and honor to be your leader.

Onwards and Upwards,

Ravi